RESTATED CERTIFICATE OF INCORPORATION
                                OF
                       DAMES & MOORE GROUP

                            AS AMENDED




     Dames & Moore Group (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation Law"), does hereby certify:

     A. The original Certificate of Incorporation of the Corporation was filed with the Office of the Secretary of State of the State of Delaware on March 7, 1991.

     B. A Restated Certificate of Incorporation and amendments thereto have been duly adopted by the Corporation's Board of Directors in accordance with provisions of the Corporation Law.

     C. The Corporation's Certificate of Incorporation, as amended, hereby is restated and integrated to read in its entirety as follows:


                            Article I
                               Name


          The name of the corporation is Dames & Moore Group (the
"Corporation").


                            Article II
                        Registered Office

     The address of the Corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.


                           Article III
                             Business


     The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the General Corporation Law of the State of Delaware, as amended from time to time (the "General Corporation Law"), including, without limitation, the professional practice of engineering.


                            Article IV
                     Authorized Capital Stock


     A. The Corporation is authorized to issue two classes of shares of capital stock to be designated, respectively, "Preferred Stock" and "Common Stock." The total number of shares of capital stock which the Corporation shall have authority to issue is 28,000,000, of which 1,000,000 shares shall be Preferred Stock at the par value of $.01 per share and 27,000,000 shares shall be Common Stock at the par value of $.01 per share.

     B. The Preferred Stock may be divided into and issued in one or more series. The Board of Directors is hereby vested with the authority from time to time to establish and designate such series and, within the limitations prescribed by law, to fix and determine the designations, powers, preferences, and relative, participating, optional or other special rights, and qualifications, limitations and restrictions of any series so established.

     C. Subject to all of the rights of the Preferred Stock of any series, dividends may be paid on the Common Stock, as and when declared by the Board of Directors, out of any funds of the Corporation legally available for the payment of such dividends. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of Common Stock shall share ratably in the assets of the Corporation remaining after payment of the preferential amounts required to be paid to holders of Preferred Stock.


                            Article V
                            Directors


     A. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, which shall consist of not less than eight nor more than twelve directors, with the exact number of directors to be determined from time to time by resolution adopted by the affirmative vote of a majority of the directors then in office.

     B. In addition to the powers and authority expressly conferred upon them by the General Corporation Law or by this Certificate of Incorporation or the Bylaws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation. At all meetings of the Board of Directors, each director shall have one vote, and all questions shall be decided by a majority of the directors present at each such meeting, provided, however, that certain matters, as provided hereinbelow or in the Bylaws, shall be decided by a majority of the directors then in office or by the Continuing Directors (defined below).

     C. Subject to the rights of the holders of any class or series of Preferred Stock and to the requirements of law, newly created directorships resulting from any increase in the authorized number of directors or any vacancies resulting from death, resignation, retirement, disqualification, removal from office or other cause may be filled only by a majority vote of the directors then in office, though less than a quorum, and directors so chosen shall hold office for a term expiring at the next annual meeting of stockholders and until such directors' successors shall have been duly elected and qualified.

     D.   Election of directors need not be by written ballot.


                            Article VI
                     Meetings of Stockholders


     A. Any action required or permitted to be taken by the stockholders of the Corporation may be effected only at a duly noticed and called annual or special meeting of stockholders of the Corporation and may not be effected by consent in writing of such stockholders. Special meetings of the stockholders of the Corporation may be called only (i) by the Chairman of the Board, (ii) by the Board of Directors pursuant to a resolution adopted by a majority of the directors then in office, or (iii) by the holders of shares entitled to cast not less than 10 percent of the votes at the meeting.

     B. At all elections of directors of the Corporation, each stockholder shall be entitled to as many votes as shall equal the number of votes which (except for this provision for cumulative voting) he (or she) would be entitled to cast for the election of directors with respect to his shares of stock multiplied by the number of directors to be elected by him, and he may cast all of such votes for a single director or may distribute such votes for any two or more of such directors as he may see it.


                           Article VII
                      Liability of Directors


     No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the General Corporation Law, or
(iv) for any transaction from which such director derived an improper personal benefit. No amendment to or repeal of this Article VII shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal. If the General Corporation Law is amended hereafter further to eliminate or limit the personal liability of directors, the liability of a director of this Corporation shall be limited or eliminated to the fullest extent permitted by the General Corporation Law, as so amended.


                           Article VIII
                  Amendment of Charter Documents


     A. Subject to the provisions hereof, the Corporation reserves the right at any time, and from time to time, to amend or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by law, and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors and any other persons pursuant to this Certificate of Incorporation are granted subject to this reservation.

     B. The Board of Directors shall have concurrent power with the stockholders to adopt, amend or repeal the Bylaws of this Corporation; provided, however, that no provision of the Bylaws may be adopted, amended or repealed if the effect thereof would be to modify or permit the circumvention of any provision of this Certificate of Incorporation. Any adoption, amendment or repeal of the Bylaws by the Board of Directors shall require the approval of a majority of the directors then in office. In addition to any affirmative vote of the holders of any particular class or series of the capital stock of the Corporation that may be required by law or otherwise, any adoption, amendment or repeal of any provision of the Bylaws by the stockholders shall require the affirmative vote of the holders of a majority of the total voting power of the then-outstanding securities of the Corporation that are entitled to vote generally in the election of directors, voting together as a single class.